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                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                              Year Ended December 31,
                             ------------------------
                              2006     2005     2004
                             ------   ------   ------
                                  (In thousands,
                              except per share data)
BASIC
Net Income                   $2,096   $3,073   $2,207
/ Weighted Average Shares     3,823    3,640    3,119
Basic Earnings Per Share     $ 0.55   $ 0.84   $ 0.71
                             ======   ======   ======
DILUTED
Net Income                   $2,096   $3,073   $2,207
/ Weighted Average Shares     3,886    3,733    3,193
Diluted Earnings Per Share   $ 0.54   $ 0.82   $ 0.69
                             ======   ======   ======

Per share data has been retroactively adjusted for stock dividend.

Notes:

- Where applicable, diluted share computations include the effects of outstanding stock options.


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